Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

EVOLVING SYSTEMS, INC.

Evolving Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolution was duly adopted by unanimous vote of the Board of Directors of the Corporation on February 24, 2022, proposing the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Board declares that it is appropriate to amend the Certificate of Incorporation of the Corporation to change the Corporation’s name to “Symbolic Logic, Inc.”

FURTHER RESOLVED, that the Board hereby approves the preparation and filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) to effect the name change of the Corporation.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute, deliver and file the Certificate of Amendment with the Secretary of State of Delaware and to pay any fees related to such filing.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to amend the Corporation’s Bylaws to reflect the name change of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation be amended by changing the FIRST Article thereof so that, as amended, said Article shall read as follows:

“FIRST: The name of the Corporation is Symbolic Logic, Inc. The Corporation was originally incorporated under the name ESI Merger Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on January 10, 1996.”

THIRD: The aforesaid amendment to the Certificate of Incorporation will take effect on the 12th day of April, 2022.

FOURTH: The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 12th day of April, 2022.

Evolving Systems, Inc.

By:	/s/ MARK P. SZYNKOWSKI
Name: Mark P. Szynkowski
Title: SVP Finance and Secretary